Exhibit 99.1

[Letterhead of Morris Publishing Group LLC]

CONTACT:	FOR IMMEDIATE RELEASE
Craig S. Mitchell	June 25, 2004
Senior Vice President,
Finance and Treasurer
706-823-3236
craig.mitchell@morris.com

MORRIS PUBLISHING GROUP ENGAGES J.P. MORGAN

SECURITIES TO ARRANGE AND SYNDICATE RESTRUCTURED

TERM LOANS

AUGUSTA, Ga. — Morris Publishing Group announced that it has engaged J.P. Morgan Securities Inc. to seek to arrange and syndicate restructured term loans under its existing $400 million senior credit facilities, in an effort to reduce interest costs.

J.P. Morgan will also solicit the requisite approvals from existing lenders. The engagement will not involve an increase in the total principal amount of the credit facilities.

“We are pleased to again have the help of J.P. Morgan in accessing the credit markets in order to reduce the overall cost of our capital,” said Will Morris, president and CEO of Morris Publishing Group.

Morris Publishing Group was formed in 2001 and assumed the operations of the newspaper business segment of its parent, Morris Communications Co. Morris Publishing Group publishes 26 daily, 12 nondaily and 23 free community newspapers in the United States.

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